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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE
CONTACT:  Richard J. Clark
          216-443-2614 or 800-553-2240


            MCDONALD & COMPANY RESPONDS TO CUYAHOGA COUNTY LAWSUIT


CLEVELAND -- August 15, 1995 --  McDonald & Company Investments, Inc. (NYSE:
MDD) today responded to the filing of a lawsuit against its McDonald & Company Securities, Inc. subsidiary by the County of Cuyahoga. The suit seeks to impose liability on McDonald, other brokerage firms and a bank for losses incurred by the County in its SAFE investment program.

William B. Summers, Jr., McDonald & Co.'s Chairman and Chief Executive Officer, said "We deeply regret the County's decision to attempt to hold others responsible for losses resulting from its own decisions. As a major Cuyahoga County employer and taxpayer, we are extremely concerned by the SAFE program's losses. The simple truth, however, is that these losses did not result from any actions by McDonald & Co. or any of its personnel. Our business with the County was conducted in a professional manner and in compliance with applicable laws. We are not responsible for the SAFE program's losses, and firmly believe that the County's claims against us are without merit."

McDonald & Company Investments, Inc., through its principal subsidiary, McDonald & Company Securities, Inc., operates a regional investment banking, brokerage, and investment advisory business.


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